As filed with the Securities and Exchange Commission on August 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EyePoint Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2774444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 Pleasant Street, Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan

EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan

Inducement Nonqualified Stock Option Awards

(Full title of the plans)

Nancy Lurker

President and Chief Executive Officer

480 Pleasant Street

Watertown, MA 02472

(Name and address of agent for service)

(617) 926-5000

(Telephone number, including area code, of agent for service)

Copies to:

Steven J. Abrams, Esq. Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 (267) 675-4600	Ron Honig, Esq. Senior Vice President, General Counsel & Company Secretary 480 Pleasant Street Watertown, MA 02472 (617) 926-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, issuable under the EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan	11,000,000(2)	$1.255(3)	$13,805,000(3)	$1,673.17
Common Stock, par value $0.001 per share, issuable under the EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan	1,100,000(4)	$1.255 (3)	$1,380,500(3)	$167.32
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award	350,000(5)	$2.07(6)	$724,500(6)	$87.81
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award	350,000(7)	$1.47(8)	$514,500(8)	$62.36
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award	300,000(9)	$1.63(10)	$489,000(10)	$59.27
Total	13,100,000		$16,913,500	$2,049.93

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2)

Consists of 11,000,000 shares of common stock of EyePoint Pharmaceuticals, Inc. (the “Registrant”), par value $0.001 per share (“Common Stock”), available for issuance under the EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”).

(3)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on August 5, 2019, as reported on the Nasdaq Global Market.

(4)	Consists of 1,100,000 shares of Common Stock of the Registrant available for issuance under the EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan (the “2019 Plan”).
(5)

Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the Senior Vice President, General Counsel & Company Secretary of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “GC Inducement Award”).

(6)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the GC Inducement Award may be exercised, which was the closing price of the Common Stock on November 26, 2018, the grant date of such GC Inducement Award, as reported on the Nasdaq Global Market.

(7)

Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the Chief Commercial Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “CCO Inducement Award”).

(8)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the CCO Inducement Award may be exercised, which was the closing price of the Common Stock on June 10, 2019, the grant date of such CCO Inducement Award, as reported on the Nasdaq Global Market.

(9)

Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the Chief Technology Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “CTO Inducement Award”).

(10)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the CTO Inducement Award may be exercised, which was the closing price of the Common Stock on June 11, 2019, the grant date of such CTO Inducement Award, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering additional shares of common stock of EyePoint Pharmaceuticals, Inc. (the “Registrant”), par value $0.001 per share (the “Common Stock”), in connection with the EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan, as amended (the “2016 Plan”), for which a Registration Statement on Form S-8 relating to the 2016 Plan is effective. This Registration Statement on Form S-8 registers an additional 11,000,000 shares of Common Stock issuable pursuant to the 2016 Plan. The contents of the previous Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) for the 2016 Plan on February 22, 2017 (File No. 333-216166), to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan

This Registration Statement is also being filed for the purpose of registering 1,100,000 shares of Common Stock issuable pursuant to the EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan (the “2019 Plan” and together with the 2016 Plan, the “Plans”).

Inducement Nonqualified Stock Option Awards

This Registration Statement is also being filed for the purpose of registering shares of Common Stock issuable upon the exercise of nonqualified stock option awards granted to the Senior Vice President, General Counsel & Company Secretary, the Chief Commercial Officer and the Chief Technology Officer of the Registrant, to induce each of them to accept employment with the Registrant (collectively, the “Inducement Awards”). The Inducement Awards were granted as detailed below:

•

a nonqualified stock option award to purchase 350,000 shares of Common Stock granted to Ron Honig, Esq., Senior Vice President, General Counsel & Company Secretary of the Registrant, effective as of November 26, 2018;

•	a nonqualified stock option award to purchase 350,000 shares of Common Stock granted to David Scott Jones, Chief Commercial Officer of the Registrant, effective as of June 10, 2019; and

•	a nonqualified stock option award to purchase 300,000 shares of Common Stock granted to Said Saim, Chief Technology Officer of the Registrant, effective as of June 11, 2019.

The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the 2016 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans or Inducement Awards, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Commission on September 18, 2018, as amended by the Registrant’s Annual Report on Form 10-K/A filed with the Commission on October 29, 2018;

(b)	the Registrant’s Transition Report on Form 10-K for the six-month transition period ended December 31, 2018 filed with the Commission on March 18, 2019;

(c)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, filed with the Commission on May 10, 2019 and August 7, 2019, respectively;

(d)

the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2019, to the extent incorporated by reference into the Registrant’s Transition Report on Form 10-K for the transition period ended December 31, 2018;

(e)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2019, January 14, 2019, January 18, 2019, January  29, 2019, February 19, 2019, April  1, 2019, April 26, 2019, May  22, 2019, June 28, 2019, July  11, 2019 and July 17, 2019; and

(f)

the description of the Common Stock contained in the Registrant’s Registration Statement on Form  S-3 filed with the Commission on November 28, 2018, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise at the request of the corporation, against liability incurred in connection with such proceeding, including the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant has entered into indemnification agreements with each of its directors and our executive officers and has obtained insurance covering its directors and officers against losses and insuring the Registrant against certain of its obligations to indemnify its directors and officers.

The Registrant’s Certificate of Incorporation, as amended, provides that the Registrant shall indemnify each of its directors and officers, to the maximum extent permitted from time to time by law, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that he or she is a director or officer.

This right of indemnification conferred in the Registrant’s Certificate of Incorporation, as amended, is not exclusive of any other right.

In addition, the Registrant’s Certificate of Incorporation, as amended, provides that the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liability is not permitted under the Delaware General Corporation Law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of pSivida Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Commission on June 19, 2008)

4.2	Certificate of Amendment of the Certificate of Incorporation of pSivida Corp. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2017 filed with the Commission on September 13, 2017)

4.3	Certificate of Amendment of the Certificate of Incorporation of pSivida Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2018)

4.4	Certificate of Amendment of the Certificate of Incorporation, as amended, of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 27, 2018)

4.5	By-Laws of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2018 filed with the Commission on September 18, 2018)

4.6	Amendment No. 1 to By-Laws of EyePoint Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 6, 2018)

4.7	Form of Specimen Stock Certificate for Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Commission on June 19, 2008)

4.8	Warrant to Purchase Common Stock of pSivida Corp., issued March 28, 2018, to SWK Funding, LLC (incorporated herein by reference to Exhibit 4.1 the Registrant’s Current Report on Form 8-K filed with the Commission on March 29, 2018)

4.9	Registration Rights Agreement, dated as of March 28, 2018, by and among pSivida Corp. and EW Healthcare Partners, L.P. and EW Healthcare Partners-A, L.P. (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 29, 2018)

4.10	Second Registration Rights Agreement, dated as of June 25, 2018, by and among EyePoint Pharmaceuticals, Inc. and EW Healthcare Partners, L.P. and EW Healthcare Partners-A, L.P. and each other person identified on the signature pages thereto (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 27, 2018)

5.1*	Opinion of Hogan Lovells US LLP

10.1	EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2019)

10.2	Amendment No. 1 to EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2019)

10.3	EyePoint Pharmaceuticals, Inc. 2019 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2019)

10.4	Stock Option Award Agreement, dated November 26, 2018, by and between EyePoint Pharmaceuticals, Inc. and Ron Honig, Esq. (incorporated by reference to Exhibit 10.25 to the Registrant’s Transition Report on Form 10-K filed with the Commission on March 18, 2019)

10.5*	Stock Option Award Agreement, dated June 10, 2019, by and between EyePoint Pharmaceuticals, Inc. and David Scott Jones

10.6*	Stock Option Award Agreement, dated June 11, 2019, by and between EyePoint Pharmaceuticals, Inc. and Said Saim

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Watertown, Massachusetts, on August 8, 2019.

EYEPOINT PHARMACEUTICALS, INC.

By:	/s/ Nancy S. Lurker
Nancy Lurker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy Lurker and Ron Honig, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nancy S. Lurker Nancy S. Lurker	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2019

/s/ David Price David Price	Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2019

/s/ Göran Ando, M.D.	Chairman of the Board of Directors	August 8, 2019
Göran Ando, M.D.

/s/ David J. Mazzo, Ph.D.	Director	August 8, 2019
David J. Mazzo, Ph.D.

/s/ Douglas Godshall	Director	August 8, 2019
Douglas Godshall

/s/ Kristine Peterson	Director	August 8, 2019
Kristine Peterson

/s/ Jay Duker, M.D.	Director	August 8, 2019
Jay Duker, M.D.

/s/ Ronald W. Eastman	Director	August 8, 2019
Ronald W. Eastman

/s/ John B. Landis, Ph.D.	Director	August 8, 2019
John B. Landis, Ph.D.

/s/ David Guyer, M.D.	Director	August 8, 2019
David Guyer, M.D.

/s/ Wendy DiCicco	Director	August 8, 2019
Wendy DiCicco